UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2024

ContextLogic Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39775	27-2930953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SANSOME STREET 33RD FLOOR
SAN FRANCISCO, California	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 432-7323

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	WISH	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On February 10, 2024, ContextLogic Inc., a Delaware corporation (the “Company”), Qoo10 Inc., a Delaware corporation (the “Buyer”), and, for certain specified purposes, Qoo10 Pte. Ltd., a Singapore private limited company (the “Parent”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company has agreed to sell substantially all of its assets to the Buyer, other than the Company’s federal income tax net operating loss carryforwards (the “NOLs”) and certain other tax attributes, and the Buyer has agreed to acquire those assets and assume substantially all liabilities of the Company as specified in the Purchase Agreement (the “Asset Sale”). Also on February 10, 2024, in light of the significance of the NOLs to the Company following the completion of the Asset Sale, the Company’s board of directors adopted a Tax Benefits Preservation Plan in order to protect against a possible limitation on the Company’s ability to use the Company’s NOLs and certain other tax attributes to reduce potential future U.S. federal income tax obligations. The terms of the Tax Benefits Preservation Plan are disclosed in a separate Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on the date hereof.

As consideration for the Asset Sale, the Buyer has agreed to (i) pay to the Company a purchase price equal to $173 million in cash, subject to certain cash adjustments as set forth in the Purchase Agreement (the “Cash Consideration”), and (ii) assume substantially all of the liabilities of the Company as specified in the Purchase Agreement.

The Company does not intend to liquidate following the closing of the Asset Sale (the “Closing”). The Company’s board of directors will evaluate alternatives for the use of the Cash Consideration. Those alternatives are currently expected to include using the Cash Consideration to fund, at least in part, the acquisition of assets not related to e-commerce that will allow the Company to potentially derive a benefit from the NOLs and certain other tax attributes, which will be retained by the Company as described below.

Under the terms of the Purchase Agreement, the Company will retain certain specified assets, including the NOLs and certain other tax attributes, and certain specified liabilities. All other assets and liabilities will be transferred to the Buyer pursuant to the terms and subject to the conditions of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants of the parties, including covenants concerning the conduct of business by the Company prior to the Closing and customary provisions regarding indemnification obligations of (i) the Company with respect to liabilities retained by the Company and the Company’s post-Closing covenants and agreements in the Purchase Agreement and (ii) the Buyer with respect to liabilities assumed by the Buyer and the Buyer’s post-Closing covenants and agreement. In addition, the Company and the Buyer have agreed to use their reasonable best efforts to consummate the Asset Sale and other transactions contemplated by the Purchase Agreement. The Purchase Agreement also contains a guaranty by the Parent of the Buyer’s performance of its obligations under the Purchase Agreement.

Additionally, pursuant to the Purchase Agreement, the Company has agreed, subject to certain exceptions with respect to unsolicited bids, not to directly or indirectly solicit competing proposals or to enter into discussions concerning, or provide confidential information in connection with, any unsolicited competing proposals. The Company has also agreed to cease all existing discussions with third parties regarding any competing proposals.

However, the Company’s board of directors may, subject to certain conditions, change its recommendation in favor of approving the Purchase Agreement in response to a bona fide written competing proposal that was not solicited in breach of the non-solicit provisions set forth in the Purchase Agreement, if the Company’s board of directors determines in good faith, after consulting with the Company’s financial advisors and outside legal counsel, that the competing proposal is a superior proposal and determines in good faith, after consulting with the Company’s outside legal counsel, that the failure to effect such a change in recommendation in response to such superior proposal would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law. The Company’s board of directors may also terminate the Purchase Agreement in order to enter into a definitive written agreement providing for a superior proposal, but only if (i) the receipt of the superior proposal did not result from a breach of the non-solicit provisions set forth in the Purchase Agreement, (ii) the Company complied with obligations set forth in the Purchase Agreement with respect to the superior proposal, (iii) the Company, concurrently with termination, causes to be paid the $5.2 million termination fee described below and (iv) the Company’s board of directors (or any committee thereof) has authorized the Company to enter into, and the Company concurrently enters into, a definitive written agreement providing for the superior proposal.

The Company’s board of directors also may, subject to certain conditions, change its recommendation in favor of approving the Purchase Agreement (but may not terminate the Purchase Agreement) in response to certain “intervening events” if it determines in good faith, after consulting with the Company’s financial advisor and outside legal counsel, that an intervening event has occurred and that, after consulting with the Company’s outside legal counsel, the failure to effect such change in recommendation in response to such an intervening event would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law.

The Company’s board of directors has approved the Purchase Agreement, the Asset Sale and the other transactions contemplated by the Purchase Agreement. The Purchase Agreement, the Asset Sale and other transactions contemplated by the Purchase Agreement must also be approved by the holders of a majority of the issued and outstanding shares of the Company’s Class A common stock (“Common Stock”) entitled to vote thereon. In addition to the receipt of the approval of the Company’s stockholders, each party’s obligation to consummate the Asset Sale is conditioned upon certain other customary closing conditions, including the accuracy of each other party’s representations and warranties as of the Closing, subject, in certain instances, to certain materiality and other thresholds, the performance by each other party of its obligations and covenants under the Purchase Agreement in all material respects, the delivery of certain documentation by each other party, and the absence of any injunction or other legal prohibitions preventing consummation of the Asset Sale.

If the Closing has not occurred by June 30, 2024 (the “Outside Date”), the Company is unable to obtain the approval of its stockholders as discussed above or there shall be in place any injunction or other legal prohibitions preventing consummation of the Asset Sale, either the Company or the Buyer may terminate the Purchase Agreement. The Purchase Agreement contains certain additional termination rights for both the Buyer and the Company, and further provides that, upon termination of the Purchase Agreement under specified circumstances, the Company will be required to pay the Buyer a termination fee of $5.2 million. Those circumstances include, among others, (i) the Company’s board of directors changing its recommendation in favor of the Asset Sale or approving or recommending a competing proposal, (ii) the Company entering into a definitive agreement with respect to a superior proposal, (iii) the failure of the Company to obtain stockholder approval of the Asset Sale, or (iv) a breach by the Company of any of its representations, warranties, covenants or agreements under the Purchase Agreement that would result in the failure of a closing condition and that is not cured within a specified period, coupled with the Company entering into a definitive agreement with respect to a superior proposal that was announced or disclosed after the date of the Purchase Agreement. In addition to the termination fee described above, each party remains liable to the other for any additional damages if such party commits an intentional and material breach of a covenant, agreement or obligation under the Purchase Agreement.

Voting and Support Agreement

On February 10, 2024, the Buyer entered into separate Voting and Support Agreements (the “Voting Agreements”) with funds managed by GGV Capital, General Atlantic and Altai Capital, each of the Company’s directors and the Company’s CEO, COO/CFO, and General Counsel (collectively, the “Supporting Stockholders”). Collectively, the Supporting Stockholders beneficially own approximately 6.78% of the combined voting power of the outstanding Common Stock. Each Supporting Stockholder entered into the Voting Agreement solely in his, her or its capacity as a stockholder of the Company, and the Voting Agreements do not restrict the actions of any director or officer of the Company in his or her capacity as a director or officer of the Company.

Each Supporting Stockholder’s Voting Agreement generally requires that such Supporting Stockholder vote or cause to be voted all shares of Common Stock owned by such Supporting Stockholder in favor of any proposal to adopt the Purchase Agreement and against alternative transactions. Subject to certain exceptions, the Voting Agreements also contain prohibitions applicable to the Supporting Stockholders that are consistent with the non-solicitation provisions of the Purchase Agreement.

In addition, until the termination of each Supporting Stockholder’s Voting Agreement, that Voting Agreement restricts that Supporting Stockholder from selling shares of Common Stock and other equity securities of the Company owned by that Supporting Stockholder.

Generally, each Voting Agreement will terminate upon the earlier to occur of (a) the consummation of the Asset Sale and (b) the termination of the Purchase Agreement pursuant to and in compliance with its terms.

The foregoing descriptions of the Purchase Agreement, the Voting Agreements and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the Purchase Agreement and the form of Voting Agreement, copies of each of which are attached hereto as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference. The Purchase Agreement has been included as an exhibit hereto solely to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Buyer or the Parent. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement as of the specific dates therein, were solely for the benefit of the parties to the Purchase Agreement, may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Buyer or the Parent. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 7.01 Regulation FD Disclosure.

On February 12, 2024, the Company issued a Press Release announcing its entry into the Purchase Agreement and other matters. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference into this Item 7.01 by reference.

The information in this Item 7.01 (including Exhibit 99.2) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Additional Information and Where to Find It

In connection with the Asset Sale, the Company intends to file with the SEC and furnish to the Company’s stockholders a proxy statement, in both preliminary and definitive form, and other relevant documents pertaining to the transactions contemplated by the Purchase Agreement (the “Transactions”). Stockholders of the Company are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the Transactions. Stockholders of the Company may obtain the proxy statement and other relevant documents filed with the SEC (once they are available) free of charge at the SEC’s website at www.sec.gov or by directing a request to ContextLogic Inc., One Sansome Street, 33rd Floor, San Francisco, California 94104, Attention: Ralph Fong.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company are “participants” in the solicitation of proxies from stockholders of the Company in favor of the Transactions. Information regarding the persons who, under the rules of the SEC, are participants in the solicitation of the stockholders of the Company in connection with the Transactions, including a description of their direct or indirect interests in the Transaction, by security holdings or otherwise, will be set forth in the proxy statement and the other relevant documents to be filed by the Company with the SEC. Information regarding the Company’s directors and executive officers, their ownership of Company stock, and the Company’s transactions with related parties is contained in the sections entitled “Directors, Executive Officers, and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management,” and “Certain Relationships and Related Party Transactions” in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 9, 2023 (and which is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/0001822250/000114036123010911/ny20006182x2_def14a.htm), in the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2023 (and which is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/0001822250/000095017023012442/wish-20230410.htm), and in the Company’s Current Report on Form 8-K filed with the SEC on December 1, 2023 (and which is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/0001822250/000095017023067343/wish-20231129.htm). To the extent holdings of Company securities by the directors and executive officers of the Company have changed from the amounts of securities of the Company held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3 or Forms 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated in the previous section. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

Except for historical information, all other information in this Current Report on Form 8-K consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements, and related oral statements the Company, the Parent or the Buyer may make, are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. For example, (1) conditions to the closing of the Transactions may not be satisfied, (2) the timing of completion of the Transactions is uncertain, (3) the business of the Company may suffer as a result of uncertainty surrounding the Transactions, (4) events, changes or other circumstances could occur that could give rise to the termination of the Purchase Agreement, (5) there are risks related to disruption of the management’s attention from the ongoing business operations of the Company due to the Transactions, (6) the announcement or pendency of the Transactions could affect the relationships of the Company with its clients, operating results and business generally, including on the ability of the Company to retain employees, (7) the outcome of any legal proceedings initiated against the Company, the Parent or the Buyer following the announcement of the Transactions could adversely affect the Company, the Parent or the Buyer, including the ability of each to consummate the Transactions, and (8) the Company may be adversely affected by other economic, business, and/or competitive factors, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of the Company on file with the SEC. Neither the Company nor the Parent or the Buyer undertakes any obligation to update, correct or otherwise revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company, the Parent or the Buyer and/or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated February 10, 2024, by and between ContextLogic Inc., Qoo10 Inc. and Qoo10 Pte. Ltd.*
99.1	Form of Voting and Supporting Agreement, by and among certain stockholders of ContextLogic Inc. and Qoo10 Inc.*
99.2	Press Release issued by ContextLogic Inc., dated February 12, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ContextLogic Inc.

February 12, 2024	By	/s/ Jun Yan
	Name:	Jun Yan
	Title:	Chief Executive Officer Principal Executive Officer